omni source

**Section 1**

## Purchase Agreement Summary

This agreement is made and entered into by and between

(a) "Omni Source"
(b) "Supplier International Inc." (example)

Hereinafter referred to as "Supplier" or "Seller" and "Omni Source Asia Ltd" hereinafter referred to as "Omni Source" or "Buyer". Whereas, this Agreement is to set forth the terms and conditions supplementary to the "Terms and Conditions of Purchase" which appear on the reverse side of our Purchase Order. Under these terms "Omni Source" will purchase and "the Supplier" will supply, the item or items described in the Purchase Order.

1. **Payment**
   "Omni Source" shall render payment to "the Supplier" either via open account or L/C 30 days from the sight, provided that information supplied on the invoice, packing list and Bill of Lading are correct. (see Section 9 shipping, which details information required and examples of LC's)

2. **Pricing**
   The current price will remain in effect until either "the Supplier" or "Omni Source" notifies the other party in writing of its intent to change the price. Any increase in price will require 90-days advance written notice prior to implementation. Any price increase due to a product change must be negotiated between "Omni Source" and "the Supplier" and agreed to by both parties.

3. **Exclusivity**
   Omni Source will ordinarily aim to buy product on an exclusive basis.
   The term exclusive can be classified simply into one of three types:

a) **Territory Exclusive**. This is where the supplier will trade only through Omni Source in specified countries or regions. Typically UK, Scandinavia and Italy but as the company extends its distribution this may need to be modified.

b) **Product Exclusive.** This is where the type or series of product is exclusive to Omni Source . No other derivatives would be supplied within the agreed territories.

c) **Panel Exclusive.** This is when a specific front panel has been offered to Omni and will not be sold to any one else within the agreed territories.

**4. Freight Terms**

Supplier will pay all freight costs to deliver the goods to the vessel or to the airport for FOB Hong Kong / China shipments. Where South China Ports are used "Omni Source" will receive a rebate of USD200 per container. (see Section 9)

**5. Rejections**

Payment for goods shipped does not constitute final acceptance of the goods. When units are rejected, "Omni Source" will direct one of the following options: sorting and / or rework of rejected goods at "the Supplier's" expense, return and replacement of goods with a new batch/ return for full credit. "The Supplier" must agree within one week after notification on the course of action. In the event that any of the goods to be purchased by Omni Source hereunder are rejected for any reason or the supplier manufactures goods in excess of the quantities agreed to be purchased by Omni Source, the supplier undertakes that he will not dispose of any rejected or surplus goods bearing any trade mark or name belonging to Omni Source, whether registered or not, until such trade mark or name has been removed from the goods and from any associated packaging, publicity, instruction leaflets and other material.

**6. Warranty**

"The Supplier" warrants that the goods are new and unused and have not been the subject of any prior sale.

"The Supplier" warrants that the goods to be purchased and sold hereunder shall be free, at the time of delivery to "Omni Source", from defects in workmanship, materials, design and construction .and shall at the time of delivery to "Omni Source" perform in accordance to the product specifications and sample approved and accepted by Omni Source. Omni Source reserves the right to reject any goods that do not so comply.

In addition to the general warranty stated above, the specific application of the warranty shall be as follows: As used herein, the term "Failures" shall mean failures of the product to perform satisfactorily being attributable to manufacturing, defects in workmanship, materials, design or construction, and shall not include any failures to perform as a result of improper handling or maintenance after delivery to "Omni Source". "The Supplier" agrees to indemnify and hold "Omni Source" harmless from
costs incurred as a result of excessive field failures attributable to the Supplier's design and / or workmanship. The responsibility of the product purchased and sold here under as follows:-

a) In the event that the failure rate on the product for **any single fault exceeds 5%** during the first twelve months following the date of shipment, "Omni Source" reserves the right to determine whether the units of such excess failure rate shall be replaced by "the Supplier" or whether "the Supplier" shall reimburse "Omni Source" for the total cost of that product, including shipping, distribution and import duties. "Omni Source" will provide "the Supplier" upon

request with applicable documents and records providing evidence of the failure rate.

b) If in the period between the goods being received by Omni Source and the time that they are sold to the consumer they are found to be faulty, it will be deemed to be a stock repair. If stock repairs **exceed 1.5% of unit sales** this shall be classified as an endemic fault. Any stock or after sale warranty fault should be limited to **5% for any single component or sub assembly**. Omni Source shall be entitled to deal with endemic faults in one or more of the following ways:

    i) All repairs to be carried out by Omni Source or its appointed agent and the costs to be borne by the supplier.
    ii) Faulty goods to be returned to the supplier at the suppliers expense for either repair or credit as specifically agreed.
    iii) A third party to be hired by Omni Source to repair the faulty stock and all
    charges to be borne by the supplier.

c) If goods are returned to the supplier, all costs shall be borne by the supplier including freight forward to country from where purchased and including any irrecoverable costs incurred by Omni Source upon the original importation of the goods.

The Supplier" agrees to hold "Omni Source" harmless against and assumes any and all damages and liability for bodily injuries or property damages arising out of related to defects in workmanship, in materials. If "the Supplier" has design responsibility, "Omni Source" shall be held harmless against all damages and liability resulting from that design.

Misleading or inaccurate information, data or material supplied by the supplier in relation to the goods or advertising material connected with them whether printed upon the goods, their packaging or otherwise (including any Country of Origin Indicator on the goods and associated packaging and containers)

## 7. Delivery

Upon mutual agreement of shipment date, endorsed on the order, between "the Supplier" and "Omni Source" that shipment date becomes binding. If "the supplier" subsequently fails to meet that date (given that "Omni Source" has met with all pre-agreed requirements). Penalty clauses, as laid out in Section 2 will apply.

## 8. Technical Evaluation

a) Product Requirements; Each product shall meet all the performance requirements as specified by the attached Product Performance and or Test Specification. "The Supplier" agrees to provide a 'representative sample' of each product for **Technical Evaluation** by "Omni Source" details as per Section 5. No product can be shipped prior to the issue of a 'Pass' Technical Evaluation report. Omni Source operates a '2 Sample' policy. The intention is that the sample should be presented by their engineering representative (at a meeting) with our technical staff along with all the required support documents. In due course Omni source will provide a report detailing any improvements required in order to be issued with a 'Pass' report. The supplier should produce

a counter sample which addresses all the issues/action points listed in the report.

b) Legislative Requirements; Products must be designed and built to comply with all legislation applicable for the product type. The supplier is obliged to supply documentation, from an accredited test facility, to demonstrate compliance with the latest relevant directives, type approval to the most up to date European Safety Standards, and CE labeling requirements. The approval of the product must be maintained for all ongoing orders placed by Omni Source. All standards used to demonstrate compliance to the relevant legislation must remain current, e.g. the date of withdrawal (dow) of any standard used in the approval of the product must post-date the introduction to the Group by at least six months. Without the required data, final approval for build/delivery cannot be given.

   Omni Source reserve the right to apply in house standards and limits above and beyond the legislation in force, to ensure compliance with the General Product Safety Directive (GPSD) and meet our customer expectation regarding product performance and quality

   The supplier must supply documentation, from an accredited test facility, to demonstrate compliance with the Packaging (Essential Requirements) Regulation plus have completed the DSG Packaging Breakdown Sheet to detail packaging weights and materials used. (see section 7)

c) The supplier is responsible to ensure any royalties or licences applicable to the product type have been addressed and to supply documentation to demonstrate compliance.

**9. Quality**

It is "the Supplier's" responsibility to furnish the quality specified in this Order, or in any subsequent Purchase Order Release, issued in connection therewith. No variation in quality will be accepted as compliance. "Omni Source" reserves the right to return or reject non-compliant products and / or services at "the Supplier's" expense. Omni Source reserves the right to carry out **Pre and Post Shipment Inspection.** A pass or release report does not constitute quality acceptance. The quality of the product remains the responsibility of "the Supplier". "Omni Source's" full Quality and Inspection Requirements can be found in Section 8

**10. Schedule**

"Omni Source" will normally supply an updated shipping forecast on a monthly basis, for the following six months. The first three months will be covered by Purchase Orders and the second three months will be forecast quantities.

Forecast quantities may vary against actual order on a sliding scale as follows:

Month 4 by +/- 20%
Month 5 by +/- 35%
Month 6 by +/- 50%

"The Supplier" will order materials on a timely basis to support the planned production.

**11. Product Changes**

No changes will be made in the product, or any of the packaging materials without prior written approval of "Omni Source". Product changes shall mean changes in suppliers of any components or material deviations from specifications and approved samples. Products containing any unapproved changes will be considered defective under this Agreement. Product changes shall also mean changes in sources of materials and components or the manufacturing location. Any such changes will adversely void the approval status of the product. The supplier will be required to provide updated approvals from accredited test houses before the product can recover it's approved status (see Section 8)

**12. Right of Termination**

a) If "the Supplier" ceases to conduct operation in the normal course of business (including inability to meet their obligations as they mature), or if any proceeding under the bankruptcy, insolvency or reorganization laws is brought by or against Supplier, or a receiver for "the Supplier" is appointed or applied for, or if an assignment of the benefit of creditors is made by "the Supplier, "Omni Source" may terminate the order without liability, except for deliveries previously made, or for goods covered by the Order then completed and subsequently, delivered in accordance with the terms of the Order.

b) Omni Source shall be entitled to cancel this order in whole or in part before or after the shipment or delivery, if there is any change to, or of any tax, duty, levy, fine, surcharge, penalty or the like imposed by any government, government agency or the European Union, unless the supplier agrees to indemnify and reimburse in full where Omni Source are required to pay or have paid the same.

**13. Termination Adjustment**

"Omni Source" reserves the right to terminate the Order even though "the supplier" is not in default hereunder provided a mutually satisfactory equitable adjustment of the terms hereof shall be made. Upon receipt of notice of such termination, supplier shall, unless such notice otherwise directs, immediately discontinue all shipments and work on the Order and deliver, if and as directed, to "Omni Source" all completed and partially completed articles, work in process and materials purchased or acquired for supply of this Order. The provisions of this paragraph shall not limit or affect the right of "Omni Source" to terminate this Order upon default of "the Supplier".

**14. Production / Production Start Authorization**

The Supplier may not start or restart product without "Omni Source" approval. Any units produced before authorization is communicated shall be the responsibility of the Supplier.

**15. Product Service**

The Supplier will supply "Omni Source" with the parts list and prices of each item requested by "Omni Source" for fulfillment of its product service obligation. In accordance to our general Requests for Spare Parts as detailed in Section 6.

**16. Factory Audits** (See Section 3)

a) Omni Source reserves the right to audit those factories, which will produce the products to be supplied against its orders. "Omni Source" also reserves the right to audit 'key' sub-contractors involved with the manufacture of it's products. The supplier must clearly nominate which production facility will be used for Omni Source orders and may not change without a prior approval audit and the written agreement of Omni Source.

b) Ethical Standards – All suppliers must comply fully with the employment labour and health and safety laws applicable in the country of manufacture as high lighted in our **W.A.S.H.** initiative. We reserve the right to audit the premises without warning to check compliance with the following:

i) **Wage** - we expect all our suppliers and their sub contractors to pay their worker to a reasonable level commensurate with the type of work and the region in which they are employed. At the very least the workers must be paid in accordance with the minimum wage levels as laid down by the relevant national and regional legislation.

ii) **Age** – Omni Source will not tolerate the use of child labour in the factories or sub contractors factories manufacturing products for sale by our group. Omni Source will require. All our suppliers to provide evidence that all their workers (and their sub contractors workers) are all at least 16 years of age.

iii) **Health** – Omni Source expects all their suppliers and their sub contractors to furnish their employees with safe and healthy working conditions. As a basic minimum the supplier must comply with all the relevant national and regional legislation relating to safety in the work place.

**iiii) Hours** – We expect our suppliers (and their sub contractors) to maintain employment on a voluntary basis. They should also ensure that their workers do not exceed the maximum working hours as set down in local or national legislation.

Omni Source reserves the right to audit its suppliers factories and will seek proof these social conditions are being met in full.
Any failure to comply with these terms will result in Omni Source withdrawing its business in favour of suppliers who met our requirements.
(See Section 4 for full details.)

**17. Proprietary Information**

All specifications, drawing, technical information, data and designs (including appearance designs) heretofore or hereafter furnished by "Omni Source" to Supplier in connection with the purchase of goods or services covered by this Order shall remain the property of "Omni Source". Moreover, for a period of one

year following initial disclosure to "the Supplier", the details will be maintained in confidence by "the Supplier" to the same extent. "The Supplier" shall protect its own proprietary information; provided, however, that information shall not be considered proprietary. Once such information is established, to the reasonable satisfaction of "Omni Source" to be in the public domain, otherwise than as a consequence of a breach of the obligation herein undertaken, of if such information shall be established by "the Supplier", to the reasonable satisfaction of "Omni Source" to have been actually known to it, previous to it's receipt hereunder, or to have become actually known to it, previous to its receipt hereunder, or to have become actually known to it, from a source other than "Omni Source". During such one year period, "the Supplier" shall not disclose, release, copy, duplicate, or in any other manner use proprietary information supplied hereunder by "Omni Source", nor shall extracts be taken there from, for a purpose or use unrelated to work performed for "Omni Source" hereunder, without "Omni Source" advance written consent. The same shall be used only to manufacture or produce goods purchased hereunder. "The Supplier" may not disclose any "Omni Source" product to other customer's through photography or any other means.

**18. Product Inventions**

Any and all ideas, improvements, developments, discoveries and inventions ("Product Inventions") that are patentable, conceived of, developed, or first reduced to practice by employees of "the Supplier" in the performance, or as a direct result of, or of anticipated supply of the items described in the Purchase order ("Items) shall become the exclusive property of "Omni Source" and may be dealt with by "Omni Source" as such, including the unencumbered right to manufacture, use, or sell items embodying such Product Inventions.

Upon "Omni Source" request, supplier further agrees to have its employees execute all papers and documents necessary to vest title to such Product Inventions in "Omni Source" and to enable "Omni Source" to apply for and obtain Letters Patents on such Product Inventions in any and all countries and to assign to "Omni Source" Inventions in any and all countries and to assign to "Omni Source" the entire right, title and interest thereto, all at "Omni Source" expense.

**19. Indemnities**

The supplier will indemnify Omni Source in respect of all claims, losses, damages or

costs arising directly indirectly from:-

a) Patent Infringement; "The Supplier" agrees to hold harmless and protect all "Omni Source" or its customers all damages, costs, and expenses arising out of a claim that any goods furnished under this Order constitute an infringement of any patent of the country where the product is sold and / or country of manufacture or products in which the Supplier has design responsibility. "The Supplier" shall defend any suit or proceeding brought against "Omni Source" or its customers based thereon and "the Supplier" shall pay all damages and costs awarded therein. If in such suit or proceeding the use of said goods is enjoined or if the importation into the Country of Sale or exportation from the country of manufacture is prevented "The Supplier" shall, at its own expense, and without delay, either procure for "Omni Source" and its customers the right to continue such use, importation, or exportation of said goods or replace, or modify them so they become non-infringing or, upon a showing inability to do

the foregoing, shall promptly remove said goods, refund the purchase price, and reimburse "Omni Source" for all damages, costs, and expenses occasioned thereby. The foregoing constitutes the sole liability of the parties with respect to patent infringement involving said goods.

b) Failure to mark the goods in accordance with any Customs or other regulations or laws ruling in the country of ultimate destination, as shown on Omni Source order.

c) Any other act or omission by the supplier, its servants or agents, in relation to Omni Source order, or the relevant contract.

**20. Work on Supplier's Premises.**
"The Supplier" shall take all necessary precautions to prevent injury to person or property during the progress of work and except where such is due solely and directly to "Omni Source's" negligence, shall indemnify "Omni Source", its successors, assigns, agents, customers, and users of its products, against all loss which may result in any way, from any act or omission of the Supplier, its agents, employees or subcontractors.

**21. Financial Health Checks.**
As part of the supplier selection process, "Omni Source" will conduct financial health checks in an attempt to verify the solvency of potential suppliers. With Public companies the published accounts will form a large part of the information required but Bank References and other details may be required. Private company suppliers are requested to assist and cooperate as far as they are able in the course of conducting these financial checks. Periodically Omni Source may conduct subsequent financial health checks as a matter of due diligence.

**22. English Law**
These terms, conditions, and instructions shall be construed in accordance with English Law.